Exhibit 99.1

ARIAD Announces Interim Results from Randomized Phase 2
Trial of Oral Ridaforolimus in Advanced Endometrial Cancer

~ Primary endpoint of progression free survival nearly doubled from
1.9 months to 3.6 months in ridaforolimus-treated group

~ Patient enrollment stopped due to improvement in PFS

CAMBRIDGE, Mass.--(BUSINESS WIRE)--October 25, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced interim results of a randomized, open‐label, active-control multicenter Phase 2 study of oral ridaforolimus, an investigational mTOR inhibitor, in patients with metastatic or recurrent endometrial cancer. Based on this interim analysis, the study demonstrated a statistically significant improvement in the primary endpoint of median progression-free survival (PFS) in patients receiving single-agent ridaforolimus compared to patients receiving standard-of-care treatment. The data were presented Saturday in the Plenary Session of the 13th Biennial Meeting of the International Gynecologic Cancer Society being held in Prague, Czech Republic. Ridaforolimus is currently being developed by Merck in multiple cancer indications under an exclusive license and collaboration agreement with ARIAD.

“We are very encouraged by the data with oral ridaforolimus, which for the first time demonstrated improvement in PFS in patients with advanced endometrial cancer receiving a targeted therapy in a well-controlled clinical trial,” stated Amit Oza, M.D., professor of medicine at the Princess Margaret Hospital, Toronto, Ontario, Canada. "These results support a previous non-randomized study of ridaforolimus in the same patient population.”

The interim analysis was based on 114 patients enrolled at 39 sites in North America and Europe. Patients in the trial were randomized to receive either oral ridaforolimus (n=57), or oral progestin (n=48) or chemotherapy (n=9), both standard treatments in patients with advanced endometrial cancer. PFS was determined using RECIST (Response Evaluation Criteria In Solid Tumors) criteria based on radiologic studies conducted every two months. An independent review committee evaluated all of the radiologic studies for determination of PFS. The interim analysis demonstrated a significant improvement in the study’s primary endpoint, PFS, with a statistically significant 1.7 month difference in median PFS (ridaforolimus, 3.6 months; standard of care, 1.9 months, p=0.007) and a hazard ratio of 0.52.

The interim analysis also showed that the most common adverse events observed with ridaforolimus were mucositis (38.2%), stomatitis (21.8%) and hyperglycemia (27.3%), which have been observed in previous studies and are considered to be class effects of mTOR inhibitors. Overall, patients treated with ridaforolimus had significantly more serious adverse events (23.6%) than patients treated with the standard of care (3.8%).

"Based on these data indicating a statistically significant improvement in the trial’s primary endpoint of PFS, Merck has stopped further enrollment in the trial, while continuing to follow surviving patients,” said Eric Rubin, M.D., vice president, Oncology, Merck Research Laboratories.

About Ridaforolimus

Ridaforolimus is a targeted and potent small-molecule inhibitor of the protein mTOR. mTOR acts as a central regulator of protein synthesis, cell proliferation, cell cycle progression and cell survival, integrating signals from proteins such as PI3K, AKT and PTEN known to be important to malignancy.

About Endometrial Cancer

Endometrial cancer, which develops from the inner lining of the uterus, is the most common cancer found in the female reproductive system. Prognosis for patients is primarily based on the time of diagnosis relative to the stage of the cancer. Initial treatment consists of surgery alone, or in combination with radiation, chemotherapy and/or hormonal therapy. For those women with disease progression, chemotherapy is the only currently available treatment option, and limited benefit has been seen in such cases, emphasizing the need for new therapies.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck and is in Phase 3 clinical development in patients with advanced sarcomas. ARIAD’s second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in pivotal Phase 2 clinical development in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to updated clinical data for ridaforolimus in the treatment of endometrial cancer. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, timing and results of pre-clinical and clinical studies of the Company’s product candidates, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208